September 6, 2005

Mail Stop 3561

Via U.S. Mail and Fax (30-210-61-08-819)

Mr. Dimitris Kouvatsos
Chief Financial Officer
TIM Hellas Telecommunications S.A.
66 Kifissias Avenue
15125 Maroussi
Athens, Greece

	Re:	TIM Hellas Telecommunications S.A.
      Form 20-F for the Year Ended December 31, 2004
		File No. 000-29726

Dear Mr. Dimitris:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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Mr. Scott Ford
Alltel Corporation
December 30, 2005
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE